ARTICLES OF AMENDMENT OF THE
                    ARTICLES OF INCORPORATION OF
                       ETS INTERNATIONAL, INC.


                              ARTICLE I

      The name of the corporation is ETS International, Inc.

                             ARTICLE II

      Article III of the Articles of Incorporation of ETS International, Inc. are hereby amended by deleting Article III in its entirety and substituting in place thereof the following:

                   ARTICLE III - AUTHORIZED STOCK

           (a) The aggregate number of shares which the Corporation is authorized to issue is as follows:


                Class         Number of Shares       Par Value
                Common           30,000,000          No Par Value
                Preferred         5,000,000          No Par Value

           (b) The Board of Directors of the Corporation (the "Board of Directors") may, by amending these Articles of Incorporation (the "Articles") by filing Articles of Amendment with the Virginia State Corporation Commission, fix in whole or in part the preferences, limitations and rights, within the limits set by law, of (i) any class of shares, before the issuance of any shares of that class, or (ii) one or more series within a class, before the issuance of any shares within that series.

           (c) The preferred stock (including any shares of preferred stock restored to the status of authorized but unissued preferred stock undesignated as to series pursuant to this Article III(c)) may be divided into one or more series and issued from time to time with such preferences, privileges, limitations, and relative rights as shall be fixed and determined by the Board of Directors. Without limiting the generality of the foregoing, the Board of Directors is expressly authorized to the fullest extent permitted from time to time by law to fix:

                (i) the distinctive serial designations and the division of shares of preferred stock into one or more series and the number of shares of a particular series, which may be increased or decreased (but not below the number of shares thereof then outstanding);

                (ii) the rate or amount (or the method of determining the rate or amount) and times at which, the form in which, and the preferences and conditions under which, dividends shall be payable on shares of a particular series, the status of such dividends as cumulative, partially cumulative, or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such series as participating or nonparticipating with shares of other classes or series;

                (iii) the price or prices at which, the consideration for which, the period or periods within which and the terms and conditions, if any, upon which the shares of a particular series may be redeemed, in whole or in part, at the option of the Corporation or otherwise;

                (iv) the amount or amounts and rights and preferences, if any, to which the holders of shares of a particular series are entitled or shall have upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation;

                (v) the rights and preferences over or otherwise in relation to any other class or series (including other series of preferred stock), as to the right to receive dividends and/or the right to receive payments out of the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation;

                (vi) the right, if any, of the holders of a particular series, the Corporation or another person to convert or cause conversion of shares of such series into shares of other classes or series or into other securities, cash, indebtedness or other property, or to exchange or cause exchange of such shares for shares of other classes or series or other securities, cash, indebtedness or other property, and the terms and conditions, if any, including the price or prices or the rate or rates of conversion and exchange, and the terms and conditions or adjustments, if any, at which such conversion or exchange may be made or caused;

                (vii) the obligation, if any, of the Corporation to redeem, purchase or otherwise acquire, in whole or in part, shares of a particular series for a sinking fund or otherwise, the terms and conditions thereof, if any, including the price or prices and the nature of the consideration payable for such shares so redeemed, purchased or otherwise acquired;

                (viii) the voting rights, if any, including special, conditional or limited voting rights, of the shares of a particular series in addition to those required by law, including the number of votes per share and any requirement for the approval by the holders of shares of all series of preferred stock, or of the shares of one or more series thereof, or of both, in an amount greater than a majority up to such amount as is in accordance with applicable law or these Articles, as a condition to specified corporate action or amendments to the Articles; and

                (ix) any other preferences, limitations and relative rights which may be so determined by resolution or resolutions of the Board of Directors. Shares of preferred stock shall rank prior or superior to the common stock in respect of the right to receive dividends and/or the right to receive payments out of the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation. All shares of preferred stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion or exchange) shall be canceled and thereupon restored to the status of authorized but unissued shares of preferred stock undesignated as to series.

           (d) The holders of common stock, to the exclusion of any other class of stock of the Corporation, have sole power to vote for the election of directors except as (i) otherwise expressly provided in the serial designation of any series of preferred stock, (ii) otherwise expressly provided in these Articles and (iii) otherwise expressly provided by the then existing laws of the Commonwealth of Virginia. The holders of common stock will have one vote for each share of common stock held by them.

           (e) No holder of shares of stock of any class of the Corporation will have any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation, whether now or hereafter authorized, or to any obligations of the Corporation convertible into stock of the Corporation, issued or sold, nor any right of subscription to any thereof.


                             ARTICLE III

      The foregoing amendment was approved by the Board of Directors and recommended to the shareholders for approval at the annual meeting pursuant to Section 13.1-710 of the Code of Virginia. The number of outstanding shares of common stock (the only outstanding class of stock) voting for the amendment on the record date for the annual meeting was 12,558,233. The number cast for the amendment was sufficient for approval by the shareholders entitled to vote.

      Executed as of the 24th day of December, 1996, by John D. McKenna, President of the Corporation.


                                     ETS INTERNATIONAL, INC.



                                     By  s/John D. McKenna
                                         -------------------------
                                         Its President